SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  COBALIS CORP.
                                  -------------
             (Exact Name of Registrant as Specified in Its Charter)

                                     Nevada
                                     ------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   91-1868007
                                   ----------
                      (I.R.S. Employer Identification No.)

              2445 McCabe Way, Suite 150, Irvine, California 92614
              ----------------------------------------------------
                    (Address of Principal Executive Offices)

Contracts and corporate resolutions for the following: Information Technology consulting and support provided by Mark Rumph; Business counsel regarding product licensing to other pharmaceutical companies provided by David Filler; Development of business relationships with pharmaceutical partners provided by Marty Marion; Intellectual Property, Human Resources, and Information Technology consulting provided by Bojan Cosic; Employee wages and employee bonus for Chas Radovich; Financial and accounting services provided by Kevin Pickard; Employee bonus for Jennifer Padilla; Advice on business strategy and identifying business development partners provided by Pinchus Gold; Sales and marketing consulting related to international product launch provided by Marinko Vekov; Legal services regarding dispute with previous landlord provided by Kelly Johnson; Legal services regarding lawsuit against International Business Consulting Gmbh provided by Andrew C. Callari; Web-site design provided by Vesna Petrovic; Statistical Analysis Plan (SAP) for clinical trials provided by Brad Rosbrook; Statistical Analysis Plan (SAP) for clinical trials provided by Frank Wadleigh; Data entry for clinical trials provided by Kathyrn Tsang; Edgarization services provided by Ryan Neely.



                              (Full Title of Plans)

                                Chaslav Radovich
                                ----------------
              2445 McCabe Way, Suite 150, Irvine, California 92614
              ----------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (949) 757-0001
                                 --------------
          (Telephone Number, including Area Code, of Agent for Service)


                         CALCULATION OF REGISTRATION FEE
========================== ========================= ========================= ===================== ===================
   Title of securities              Amount               Proposed maximum        Proposed maximum        Amount of
    to be registered                to be                 offering price            aggregate         registration fee
                                 registered(1)             per share(2)           offering price
-------------------------- ------------------------- ------------------------- --------------------- -------------------
      Common Stock,
    $.001 par value                 606,995                    $1.055               $640,379.73           $75.37
========================== ========================= ========================= ===================== ===================

(1) Consists of shares issued pursuant to contracts for the following:
Information Technology consulting and support provided by Mark Rumph; Business counsel regarding product licensing to pharmaceutical companies provided by David Filler; Development of business relationships with pharmaceutical partners provided by Marty Marion; Intellectual Property, Human Resources, and Information Technology consulting provided by Bojan Cosic; Employee wages and employee bonus for Chas Radovich; Corporate financial bookkeeping services provided by Kevin Pickard; Employee bonus for Jennifer Padilla; Business development and strategy consulting services related to international markets provided by Pinchus Gold; Sales and marketing consulting related to international product launch provided by Marinko Vekov; Legal services regarding dispute with previous landlord provided by Kelly Johnson; Legal services regarding lawsuit against International Business Consulting Gmbh provided by Andrew C. Callari; Web-site design provided by Vesna Petrovic; Statistical Analysis Plan (SAP) for clinical trials provided by Brad Rosbrook; Statistical Analysis Plan (SAP) for clinical trials provided by Frank Wadleigh; Data entry for clinical trials provided by Kathryn L. Tsang; Document formatting and Edgarization services provided by Ryan Neely.

(2) Estimated solely for the purpose of estimating the registration fee pursuant to Rule 457(c) promulgated pursuant to the Securities Act of 1933, on the basis of the average of the best bid and ask price of the Registrant's Common Stock as reported on the Over The Counter Bulletin Board on February 15, 2005.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.
--------------------------

The Registrant is offering the following shares of its common stock to the following individuals for their services performed on the Registrant's behalf. The issuance of these shares is being made to the listed individuals for the services noted pursuant a duly adopted resolution adopted by the Board of Directors on January 18, 2005 and February 10, 2005. The Board has equated the number of these shares to the value of the services provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The agreements providing for the issuance are not qualified under ERISA. The following individuals will receive the number of shares listed next to their names in exchange for the specific services listed:


  --------------------- ---------- ---------------------------------------------
  CONSULTANT/EMPLOYEE     SHARES   SERVICE PROVIDED
  --------------------- ---------- ---------------------------------------------
                                   Information Technology consulting and support
  Mark Rumph              12,050   services
  --------------------- ---------- ---------------------------------------------
                                   Business counsel regarding product licensing
  David Filler            80,115   to other pharmaceutical companies
  --------------------- ---------- ---------------------------------------------
                                   Development of business relationship with
  Marty Marion            30,000   pharmaceutical companies
  --------------------- ---------- ---------------------------------------------
                                   Intellectual Property, Human Resources,and
  Bojan Cosic             39,000   Information Technology consulting services
  --------------------- ---------- ---------------------------------------------
  Chas Radovich          143,750   Employee wages and bonus
  --------------------- ---------- ---------------------------------------------
  Kevin Pickard           50,000   Corporate financial and accounting services
  --------------------- ---------- ---------------------------------------------
  Jennifer Padilla         2,000   Employee bonus
  --------------------- ---------- ---------------------------------------------
                                   Business development and strategy consulting
  Pinchus Gold            25,000   related to international markets
  --------------------- ---------- ---------------------------------------------
                                   Sales and marketing consulting services
  Marinko Vekovic        112,500   related to international product launch
  --------------------- ---------- ---------------------------------------------
                                   Developing computerized systems for clinical
  Aleksandar Mirkovic     27,600   trial
  --------------------- ---------- ---------------------------------------------
                                   Legal services regarding dispute with
  Kelly Johnson           30,000   previous landlord
  --------------------- ---------- ---------------------------------------------
                                   Legal services regarding lawsuit against
  Andrew C. Callari       10,885   International Business Consulting Gmbh
  --------------------- ---------- ---------------------------------------------
  Vesna Petrovic           6,000   Web-site design
  --------------------- ---------- ---------------------------------------------
                                   Statistical Analysis Plan (SAP) for clinical
  Brad Rosbrook            2,100   trials
  --------------------- ---------- ---------------------------------------------
                                   Statistical Analysis Plan (SAP) for clinical
  Frank Wadleigh           2,100   trials
  --------------------- ---------- ---------------------------------------------
  Kathryn L. Tsang        28,895   Data entry for clinical trials
  --------------------- ---------- ---------------------------------------------
  Ryan Neely               5,000   Document formatting and Edgarization
  --------------------- ---------- ---------------------------------------------
  TOTAL                  606,995
  --------------------- ---------- ---------------------------------------------

The business development, legal, administrative and other services and employee wages for which these shares are being issued are not in connection with any offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Registrant.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION.
--------------------------------------------------------------

The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of this registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
------------------------------------------------

We incorporate the following documents by reference in this Registration
Statement:

         (a) Our latest Quarterly Report on Form 10-QSB for the period ended September 30, 2004, filed with the Securities and Exchange Commission on November 24, 2004, as amended;

         (b) Our Registration Statement on Form 10-SB file number 000-49620, filed on February 8, 2002 pursuant to Section 12 of the Exchange Act, and subsequent amendments, in which there is described the terms, rights and provisions applicable to our outstanding common stock; and

         (c) All other documents filed by the company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

ITEM 4. DESCRIPTION OF SECURITIES
---------------------------------

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
-----------------------------------------------

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
--------------------------------------------------

Article Six of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
o for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Our Bylaws and the Nevada Revised Statutes also provide for indemnification of directors and officers against certain liabilities. Pursuant to our Bylaws, our officers and directors are indemnified, to the fullest extent available under Nevada law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us. Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
--------------------------------------------

Not applicable.

ITEM 8. EXHIBITS.
-----------------

3.1     Articles of Incorporation*
3.2     Bylaws*
3.3     Amendment to Articles of Incorporation*
3.4     Amendment to Articles of Incorporation **
3.5     Amendment to Articles of Incorporation ***
4.1     Invoice for IT consulting and support provided by Mark Rumph
4.2 Conversion agreement regarding invoice for IT consulting and support provided by Mark Rumph
4.3 Invoices for business counsel services regarding product licensing provided by David Filler
4.4 Conversion agreement regarding invoices for business counsel services regarding product licensing provided by David Filler
4.5 Invoice for development of business relationship with pharmaceutical partners provided by Marty Marion
4.6 Conversion agreement regarding invoice for development of business relationship with pharmaceutical partners provided by Marty Marion
4.7     Invoice for Intellectual Property, Human Resources, and
        Investor Relations consulting provided by Bojan Cosic
4.8     Conversion agreement regarding invoice for Intellectual
        Property, Human Resources, and Investor Relations consulting provided by Bojan Cosic
4.9     Invoice for bookkeeping consulting services provided by Kevin
        Pickard
4.10 Conversion agreement regarding invoice for bookkeeping consulting services provided by Kevin Pickard
4.11 Contract for business development and strategy consulting services related to international markets provided by Pinchus Gold
4.12 Contract for sales and marketing consulting services related to international product launch provided by Marinko Vekovic
4.13 Conversion agreement regarding contract for sales and marketing consulting services related to international product launch provided by Marinko Vekovic
4.14 Invoice for development of computerized systems for clinical trial provided by Aleksandar Mirkovic
4.15 Conversion agreement regarding invoice for development of computerized systems for clinical trial provided by Aleksandar Mirkovic
4.16 Invoice for legal services regarding dispute with previous landlord provided by Kelly Johnson
4.17 Conversion agreement regarding invoice for legal services regarding dispute with previous landlord provided by Kelly Johnson
4.18 Invoice for legal services regarding lawsuit against International Business Consulting Gmbh provided by Andrew C. Callari
4.19 Conversion agreement regarding invoice for legal services regarding lawsuit against International Business Consulting Gmbh provided by Andrew C. Callari
4.20 Invoice for document formatting and Edgarization services provided by Ryan Neely
4.21 Conversion agreement regarding invoice for document formatting and Edgarization services provided by Ryan Neely

4.22    Invoice regarding web-site design provided by Vesna Petrovic
4.23    Conversion agreement re invoice regarding web-site design
        provided by Vesna Petrovic
4.24    Invoice regarding Statistical Analysis Plan (SAP) for clinical trials provided by Brad Rosbrook and Frank Wadleigh
4.25    Conversion agreement re invoice regarding Statistical
        Analysis Plan (SAP) for clinical trials provided by Brad Rosbrook Frank Wadleigh
4.26    Contract for data entry services for clinical trials provided by DataMed Devices, LLC
4.27    Conversion agreement regarding contract for data entry services for clinical trials provided by DataMed Devices, LLC
4.28 Corporate resolution re employee wages and bonus provided by Chas Radovich and employee bonus provided by Jennifer Padilla, remaining consultants
4.29 Corporate resolution re document formatting services and Edgarization provided by Ryan Neely
4.30    Consulting agreement with Marinko Vekovic.
5       Opinion of Abrams, Garfinkel, Margolis, Bergson, LLP.
23.1    Consent of Abrams, Garfinkel, Margolis, Bergson, LLP. ****
23.2    Consent of Stonefield Josephson

* Previously filed as exhibits to Registration Statement on Form 10-SB filed on February 8, 2002.
**   Previously filed as exhibit to Form 8-K filed on June 25, 2003.
***  Previously filed as exhibit to Form 8-K filed on July 8, 2004.
**** Contained in its opinion filed as Exhibit 5 to this Registration Statement.



ITEM 9. UNDERTAKINGS
--------------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) to specify in the prospectus any facts or events occurring after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; provided, however, that paragraphs (1)(i) and
(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the Company pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


The company hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

The company, as the registrant hereunder, and each person whose signature appears below, hereby appoints Chas Radovich as attorney-in-fact, with full power of substitution, to execute, in the name and on behalf of the company and on behalf of each person, individually and in each capacity stated below, one or more post-effective amendments to this Registration Statement as the attorney-in-fact, and to file any such post-effective amendments to this Registration Statement with the Securities and Exchange Commission.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the company certifies it has reasonable grounds to believe that the company satisfies all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on this 15th day of February 2005.

COBALIS CORP., a Nevada corporation

/s/ Chas Radovich
--------------------
Chas Radovich
President, Secretary, Treasurer, Chief
Executive Officer, Chief Financial Officer

/s/ Ernest Armstrong
--------------------
Ernest Armstrong,
Vice President Business Development

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 15, 2005, who are members of the Registrant's board of directors and who shall administer and enforce the Consultant Agreements with the above named individuals.

/s/ Chaslav Radovich
--------------------
Chaslav Radovich
Director

/s/ Radul Radovich
--------------------
Radul Radovich
Director

/s/ Kevin Prendiville
--------------------
Kevin Prendiville
Director

/s/ Ernest Armstrong
--------------------
Ernest Armstrong
Director

/s/ Lawrence May
--------------------
Lawrence May
Director